Exhibit 99.1

FORTITUDE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes thereto and the other financial information included elsewhere in HeartSciences Inc.’s Current Report on Form 8-K (the “Form 8-K”) to which this Management’s Discussion and Analysis of Financial Condition and Results of Operations is also an exhibit and within the definitive proxy statement filed by HeartSciences Inc. with the U.S. Securities and Exchange Commission (“SEC”) on October 19, 2026 (the “Definitive Proxy Statement”). This discussion contains forward-looking statements that involve risks and uncertainties. Our actual business, financial condition, and results of operations could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and in the Definitive Proxy Statement, particularly under “Risk Factors.” See also “Cautionary Information Regarding Forward-Looking Statements” in the Definitive Proxy Statement. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. The terms “we,” “us,” and “our” are meant to refer to Fortitude Mining Holdings, Inc. (together, with its wholly-owned subsidiaries collectively referred to as “Fortitude” or “Fortitude Seller”), unless context otherwise requires.

Business Overview

Fortitude is an institutional-scale digital asset mining company. We pair self-mining operations with an owned data center footprint backed by competitive long-term power contracts, and disciplined capital allocation to identify and scale high-conviction opportunities in emerging proof-of-work ecosystems, as demonstrated by our early investments and meaningful position in the Zcash network. Fortitude was founded in October 2024 when it was spun out of Foundry Digital LLC (“Foundry”), a wholly-owned subsidiary of Digital Currency Group, Inc. (“DCG”), which is a diversified investor, builder, and incubator in the digital asset industry (the “Spin Transaction”). Our historical operations primarily consist of the mining of Zcash and bitcoin, each of which commenced in 2019 prior to the Spin Transaction. In August of 2025, pursuant to a distribution and contribution agreement with DCG, Fortitude implemented an internal corporate reorganization in which DCG and certain of its subsidiaries contributed the membership interests of its predecessor entity, Fortitude Mining, LLC, to Fortitude in exchange for 5,000,000 shares of common stock of Fortitude Seller (the “Reorganization”). The presentation below reflects (i) the historical operating results of Fortitude Mining, LLC prior to the Reorganization; and (ii) the condensed consolidated results of Fortitude Seller following the Reorganization. In addition, prior to the Spin Transaction, the financial statements have been prepared on a carve-out basis. Fortitude is currently wholly-owned by DCG.

Key Developments and Trends

Vertical Integration

In October 2025 and July 2026, we acquired certain mining-related assets located in Aurora, Nebraska and Prosser, Nebraska, respectively, including power contracts, land, buildings, and equipment, as part of our vertical integration strategy designed to further secure owned and controlled power capacity. The Aurora site has an electrical capacity of approximately 15 MW and the Prosser site has an electrical capacity of approximately 12.5 MW. No miners were acquired as part of either transaction.

Further, in July 2026, we energized our new facility in Grand Island, Nebraska, which is our first greenfield build. The Grand Island site has an electrical capacity of approximately 12 MW. The Grand Island power cost is subject to an interruptible agreement, which is variable in price and has impacted and is expected to impact underlying power costs on a month over month basis. We expect the Grand Island facility to contribute to lowering our Zcash direct cash mining costs.

Merger Agreement

In June 2026, we and HeartSciences Inc. (“HeartSciences”) announced that we had entered into an Agreement and Plan of Merger (as amended in July 2026) (“Merger Agreement”, together with other transactions contemplated by the Merger Agreement, the “Proposed Transaction”). The Merger Agreement provides that, subject to the satisfaction or waiver of the conditions set forth therein, among other things: (i) HeartSciences will (A) form a Delaware limited liability company as a direct wholly-owned subsidiary of HeartSciences (“HeartSciences Sub”), (B) contribute substantially all of its assets and liabilities to HeartSciences Sub and (C) contribute 100% of the limited liability company interests in HeartSciences Sub to Cordis Acquisition, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of HeartSciences (“Merger Sub”); (ii) Fortitude Seller will contribute all of its assets and liabilities to Fortitude HoldCo (as defined below), including 100% of the limited liability company interests in each of its direct subsidiaries; provided that HeartSciences and Fortitude Seller have agreed that the shares issued to Fortitude Seller in the August 2026 PIPE Investment (as defined below) shall not be contributed by Fortitude Seller to Fortitude HoldCo; (iii) Fortitude Seller will contribute all of its voting units of Fortitude Mining HoldCo, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Fortitude Seller (“Fortitude HoldCo”) to HeartSciences in exchange for shares of Class V Common Stock of HeartSciences following the consummation of the Proposed Transaction (the “Combined Company”); (iv) Fortitude Seller will contribute $2 million of cash or Zcash to HeartSciences in exchange for shares of Class A Common Stock of the Combined Company; (v) Merger Sub will merge with and into Fortitude HoldCo, with Fortitude HoldCo surviving the merger with HeartSciences as the sole managing member of the surviving company (“Surviving Company”); and (vi) all shares of HeartSciences’ Series C Preferred Stock and Series D Preferred Stock that are issued and outstanding immediately prior to the effective time of the merger (the “Effective Time”) will be converted into shares of Class A Common Stock.

The Merger Agreement contemplates that our operating subsidiaries will become consolidated subsidiaries of the Combined Company. It is expected that DCG, through its ownership of Fortitude, will own approximately 94% of the voting interests of the Combined Company at closing (the “Closing”) on a fully diluted basis. The Proposed Transaction is expected to close during the fourth quarter of 2026, subject to the satisfaction of the closing conditions, including shareholder approval at the special meeting of HeartSciences shareholders scheduled for November 19, 2026.

Leadership Transitions

We appointed Jaime Leverton as our Chief Executive Officer effective September 21, 2026. Ms. Leverton succeeds Andrea Childs, who transitioned to Chief Operating Officer. Upon completion of the Merger Agreement, Ms. Leverton is expected to continue to serve as Chief Executive Officer and a member of the board of directors of the Combined Company. Ms. Leverton brings more than 25 years of leadership across digital assets, capital markets, data center infrastructure, energy, and computing, including a record as a public company Chief Executive Officer in the digital asset mining sector.

Further, we appointed Kimberly Pittman as our Chief Legal Officer effective September 28, 2026. Ms. Pittman brings more than 25 years of experience in corporate and securities law, governance and compliance across technology, media and consumer sectors. Most recently, she served as the Chief Legal Officer, General Counsel and Secretary of ReserveOne, Inc.

Equipment Purchases

On May 21, 2026 and May 28, 2026, we entered into equipment purchase agreements with Bitmain for 9,000 Antminer Z15 Pro units, purpose-built Equihash ASICs and a leading hardware for mining Zcash, to support our ongoing infrastructure expansion and hashrate growth initiatives. The aggregate total contractual commitment under these agreements is $31.5 million, all of which has been paid as of the date of the Form 8-K. At an anticipated approximately 840 kSol/s per unit, the 9,000 units represent approximately 7.56 Giga-solutions per second (“GSol/s”) of incremental Equihash hashrate. The units are expected to be deployed immediately upon receipt.

Furthermore, on September 30, 2026, we executed a letter of intent with Bitmain (the “Bitmain LOI”) providing us with a priority supply allocation for Bitmain’s next-generation Zcash miners, which has not yet been commercially released, by way of an indicative, non-binding commitment to purchase up to $100 million of such equipment. The purchase commitment is subject to entry into a binding purchase agreement once final specifications and pricing are released, and provides flexibility to scale the purchase up (subject to availability and Bitmain’s consent) or down, following the official announcement of the equipment. The Bitmain LOI required the payment of a refundable deposit equal to 20% of the commitment amount, or $20 million, which we paid with borrowings from the DCG Credit Facility (as defined below) in October 2026.

Subscription Agreement

On August 12, 2026, we entered into a subscription agreement with HeartSciences pursuant to which we purchased 411,522 shares of HeartSciences Common Stock in a private placement at a negotiated price of $2.43 for an aggregate purchase price of $1.0 million (the “August 2026 PIPE Investment”). The August 2026 PIPE Investment supports HeartSciences’ operating expenses in the period leading up to the Closing of the Proposed Transaction.

July 2026 Weather Incident

We experienced a weather event affecting mining operations at our Aurora, Prosser, and Grand Island, Nebraska sites, which damaged certain mining and support equipment (the “July 2026 Weather Incident”). While no damage was observed to the physical structures at any of our data centers, based on our evaluation, the aggregate repair costs and equipment losses were less than $1.5 million.

The incident also reduced mining hashrate at these sites. Zcash hashrate initially fell by approximately 1,136 MSol, and bitcoin hashrate fell by approximately 522 PH (petahashes per second) — representing approximately 28% and 25%, respectively, of our average operating Zcash and bitcoin hashrate for the year-to-date period prior to the incident. The incident resulted in permanent Zcash hashrate losses of 243 MSol and the total revenue impact of the event on Zcash mining was approximately $1.0 million, with limited additional hashrate losses attributable to the weather event expected thereafter.

Zcash Market and Network Conditions

Our operating results are highly sensitive to the market price of Zcash as well as the variability in network difficulty which affects Zcash production levels. During the nine months ended September 30, 2026, the price of Zcash experienced substantial volatility. For example, publicly available market data indicates that Zcash traded in a range of approximately $200 to over $1,600 per token during the nine months ended September 30, 2026. Subsequent to September 30, 2026 and through the date of this filing, the price of Zcash continued to experience variability, ranging from approximately $1,000 to $1,400 per token. The price of Zcash was less volatile during the nine months ended September 30, 2025, but experienced volatility during the fourth quarter of 2025, reaching trading prices in excess of $600 per token.

Because a substantial portion of our mining revenue is derived from Zcash mining activities, alongside revenue generated from bitcoin mining, and because such rewards are valued based on prevailing market prices, fluctuations in digital asset prices directly impact our revenues and profitability.

In addition, the number of Zcash tokens we are able to mine is influenced by network-wide factors, including network hashrate, network difficulty, and protocol-level changes such as block reward reductions. Accordingly, our results of operations are dependent on both the market price of Zcash and the quantity of Zcash we are able to mine.

Zcash mining economics are significantly affected by changes in network hashrate and network difficulty. As additional miners deploy computing power to the network, total network hashrate increases, which results in higher network difficulty to maintain consistent block times.

Increases in network hashrate result in the following, all else being equal:

●	The amount of Zcash earned per unit of computing power declines

●	The computational effort required to mine each block increases

During the nine months ended September 30, 2026, the Zcash network hashrate has been observed in the range of approximately 12–31 GSol/s, based on publicly available network data. Sustained increases in network hashrate or network difficulty may reduce mining yields by requiring greater computational resources to generate the same amount of Zcash. These factors could adversely impact the economics of our mining operations, particularly during periods when Zcash prices are volatile or declining.

Zcash mining is also impacted by protocol-level developments affecting network security and supply verification. As one example, in May 2026, a security researcher engaged by ZODL, a for-profit entity formed in January 2026 responsible for the ongoing technical development and maintenance of the Zcash network, discovered a critical vulnerability affecting the Orchard pool that, prior to remediation, could have theoretically enabled invalid shielded transactions within the pool. The Zcash network implemented a series of coordinated updates, including a temporary disablement of the Orchard pool and a subsequent emergency protocol upgrade to address the issue.

Although no evidence of exploitation or unauthorized value creation has to this point been publicly identified, due to the privacy-preserving nature of shielded pool transactions, there is no cryptographic method to determine conclusively whether the vulnerability was exploited prior to remediation. In July 2026, Zcash developers implemented an additional network upgrade called “Ironwood,” intended to mitigate the risk of similar vulnerabilities. The Ironwood upgrade retired the Orchard pool and introduced a new shielded pool, permitting ZEC to be withdrawn from the Orchard pool only through a “turnstile” mechanism that caps total withdrawals at the amount verifiably deposited, thereby preventing any counterfeit ZEC that may exist within the Orchard pool from being removed. Such events may impact market perception, network participation, and user adoption of shielded transactions, and, in this case, had a negative impact on the price of Zcash. Following the public disclosure of the vulnerability on June 4, 2026, the market price of ZEC declined by 42.6% from $611.89 on June 3, 2026 to $350.93 on June 6, 2026. We continue to monitor developments related to supply verification and protocol security. Community members voted on five draft Zcash Improvement Proposals as part of Network Upgrade 7 (“NU7”), which became Zcash’s latest network upgrade effective November 5, 2026. NU7 reduced the target block time from 75 seconds to 25 seconds, while reducing the block reward per block from 1.5625 to 0.5208 and extending the halving interval so that the rate of ZEC issuance over time and the approximately four-year halving schedule remain largely unchanged. NU7 also implemented ZIP 235, under which 60% of transaction fees are removed from active circulation and reissued through future block subsidies to help sustain the network’s security budget, with the remaining 40% paid to miners. The implementation of ZIP 235 is not currently expected to have a material impact on our operations. Any future protocol changes or similar events could affect Zcash mining economics, including transaction fee dynamics, network activity, and the long-term sustainability of mining rewards.

Zcash mining revenue is derived from our participation in third-party and related party mining pools, whereby we provide hash calculation services and, in return, are entitled to a proportionate share of Zcash rewards, less pool fees, based on our contribution to the pool’s computing power. We typically liquidate Zcash mined through these operations nearly immediately after receipt as part of our operating strategy with respect to Zcash. Subsequent to the effectiveness of NU7, the current block reward is 0.5208 Zcash per block, of which 0.4166 Zcash per block is available to miners, and is further subject to periodic halving events. The next halving event is expected to occur in 2028.

Bitcoin Market and Network Conditions

Our operating results associated with bitcoin are highly sensitive to the market price of bitcoin and network conditions. While bitcoin has historically been a key driver of our revenues, we are shifting our focus to Zcash, and as such bitcoin is not currently expected to be a primary driver of our future revenues. During the nine months ended September 30, 2026, bitcoin prices fluctuated significantly, trading in a range of approximately $59,000 to $98,000 per bitcoin, reflecting ongoing market volatility.

Bitcoin economics are significantly affected by changes in global network hashrate and network difficulty. As additional miners deploy computing power, network hashrate and difficulty increases, resulting in lower bitcoin earned per unit of computing power and requiring greater scale to maintain production levels. Given our strategic focus on other digital assets and mining opportunities, we are currently not prioritizing scaling our Bitcoin hashrate at the same pace as overall network growth. As a result, our relative share of Bitcoin network rewards may decline over time, which is expected to further reduce bitcoin production levels.

Bitcoin mining revenue is derived from our participation in third-party and related party mining pools, whereby we provide hashrate and, in return, are entitled to a proportionate share of bitcoin rewards, less pool fees, based on our contribution to the pool’s computing power. We typically liquidate bitcoin mined through these operations nearly immediately after receipt as part of our operating strategy with respect to bitcoin. The current block reward is 3.125 bitcoin per block and is subject to periodic halving events, including the most recent halving in April 2024, which reduced rewards from 6.25 to 3.125 bitcoin per block. Absent bitcoin price increases, these factors, combined with increasing competition, rising difficulty, and the capital-intensive nature of mining, are expected to continue to place pressure on bitcoin mining economics and further reduce its contribution to our operations.

Power and Infrastructure Strategy

Electricity cost remains a primary determinant of mining profitability. Accordingly, access to low-cost, reliable power is critical to maintaining competitive operations. During the year 2026 to date, we have increased our available company-controlled data center capacity to over 60 MW. Fortitude’s power strategy is built on a disciplined dual-track approach that combines repeatable greenfield development with selective acquisitions. Greenfield projects provide a scalable, low-cost path to owned power infrastructure. For example, in July 2026, we energized our 12 MW Grand Island, Nebraska facility, our first greenfield build, with a power contract directly executed with the City of Grand Island. Acquisitions are pursued opportunistically when they enhance our fleet, secure durable cost efficient power, or accelerate expansion at attractive economics. For example, in July 2026, we completed the acquisition of a 12.5 MW facility in Prosser, Nebraska, funded entirely with cash on our balance sheet, with low, stabilized power cost estimated at approximately $0.045/kWh and full infrastructure ownership including the land, building, and an on-site 67 kV substation. We believe this balanced strategy enables consistent growth regardless of market conditions while maximizing infrastructure ownership, reducing operating costs, and increasing the long-term value and optionality of our mining platform.

Our ability to manage power costs and operate efficiently is a key factor in sustaining margins in a highly competitive and rapidly evolving mining environment.

Key Performance Metrics:

Management uses the following key performance metrics to evaluate our business operations:

●	Digital assets mined (by asset type)

●	Average selling price

●	Average deployed hashrate

●	Average online machines

●	Average hashprice (as defined below)

●	Average token price

●	Token holdings (by asset type)

These metrics are used by management to assess production levels, operating efficiency, and the economics of mining activities across different digital assets. Our operating performance is affected by changes in digital asset prices, network difficulty, network hashrate, fleet deployment, and overall mining economics.

In particular, for Zcash and other proof-of-work digital assets, publicly available industry data indicates that mining profitability is driven primarily by digital asset prices, network difficulty, network hashrate, and electricity costs.

Nine Months Ended September 30, 2026 and 2025

	Nine Months Ended September 30,
Metric	2026	2025	Change
Zcash mined	90,582	185,154	(51)%
Average selling price(1)	$422	$41	929%
Avg. deployed hashrate (GSol/s)	3.84	3.64	5%
Avg. online machines	8,709	7,436	17%
Avg. hashprice ($/kSol/s/day)(2)	$0.0394	$0.0080	394%
Avg. ZEC price ($)	$512	$42	1131%
ZEC Held	140	N.M.	N.M.

	Nine Months Ended September 30,
Metric	2026	2025	Change
Bitcoin mined	226	465	(51)%
Average selling price	$73,154	$100,594	(27)%
Avg. deployed hashrate (EH/s)	1.80	3.23	(44)%
Avg. online machines	11,652	23,561	(51)%
Avg. hashprice ($/TH/s/day)(2)	$0.0344	$0.0536	(36)%
Avg. BTC price ($)	$73,080	$102,189	(28)%

(1)	Refers only to Zcash mined and sold. Excludes Zcash received pursuant to draws on the DCG Credit Facility and subsequently liquidated.

(2)	Hashprice represents the estimated daily revenue per unit of hashrate and is influenced by digital asset prices, block rewards, network difficulty, network hashrate, and transaction fee levels. Hashprice is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”) but is a digital asset industry-specific operational metric used by management to evaluate mining economics and compare performance across periods.

Zcash

During the nine months ended September 30, 2026, our Zcash mining operations improved relative to the prior-year period primarily due to hashprice increasing significantly. The average deployed hashrate increased to 3.84 GSol/s from 3.64 GSol/s for the nine months ended September 30, 2026 and 2025, respectively, and the average number of online machines increased to 8,709 from 7,436 for the nine months ended September 30, 2026 and 2025, respectively, reflecting expanded deployment of Zcash mining infrastructure, including the reactivation of previously unprofitable machines which were offline in the prior period. Subsequent to September 30, 2026, our deployed Zcash hashrate reached 5.4 GSol/s as we have continued to execute on our vertical integration strategy, including the relocation of miners from third-party hosted facilities to our owned sites.

Zcash mining economics improved significantly during the period. Average Zcash hashprice increased to $0.0394 per thousand solutions per second per day (“kSol/s/day”) from $0.0080 per kSol/s/day for the nine months ended September 30, 2026 and 2025, respectively, indicating materially higher estimated revenue per unit of hashrate. In addition, the average market price of Zcash increased to $512 from $42 per token for the nine months ended September 30, 2026 and 2025, respectively.

The improvement in Zcash mining economics was driven primarily by a significant increase in market prices. The resulting improvement in profitability enabled us to reactivate previously unprofitable miners, including certain older-generation machines, thereby increasing deployed hashrates and production capacity. Mining profitability for Zcash is highly sensitive to digital asset price, network hashrate, network difficulty, and electricity costs, each of which directly impact yield and revenue per unit of computing power.

In addition, we actively manage our Zcash holdings (“ZEC Held”) as part of our capital allocation strategy and monitor ZEC Held balances as a key performance metric. ZEC Held balances represent the portion of Zcash mined or otherwise received that we elect to retain on our balance sheet, rather than sell, and are held for potential future appreciation, liquidity management, and/or strategic use. ZEC Held balances decreased to 140 as of September 30, 2026, reflecting our decision to increase liquidations as we focus on recent capital expenditures in new Zcash miners. We may continue to liquidate Zcash to fund our significant investments in miners and for other working capital needs, including Zcash proceeds from the DCG Credit Facility.

During the nine months ended September 30, 2026, our share of the Zcash network declined compared to the same period in 2025. This was driven by an increase in network hashrate and corresponding network difficulty, which exceeded our hashrate growth over the period, as well as effects of the July 2026 Weather Incident. As a result, Zcash mined decreased from 185,154 in the nine months ended September 30, 2025 to 90,582 in the nine months ended September 30, 2026.

Bitcoin

During the nine months ended September 30, 2026, our bitcoin mining performance declined compared to the prior-year period. The average deployed hashrate decreased to 1.80 EH/s from 3.23 EH/s, and the average number of online machines decreased to 11,652 from 23,561 for the nine months ended September 30, 2026 and 2025, respectively. These reductions reflect a decrease in deployed computing capacity and operating scale relative to the prior-year period, primarily as a result of our management’s decisions to power off older generation bitcoin mining units that became unprofitable during the period as a result of less favorable mining economics across the network, as well as our strategic shift towards Zcash.

Bitcoin mining economics were less favorable during the period. Average bitcoin hashprice declined to $0.0344 per terahashes per second per day (“TH/s/day”) from $0.0536 per TH/s/day during the nine months ended September 30, 2026 and 2025, respectively, reflecting lower estimated daily revenue per unit of hashrate. This was largely driven by a decrease in the average market price of bitcoin to $73,080 from $102,189 during the nine months ended September 30, 2026 and 2025.

As a result of lower deployed capacity and weaker mining economics, bitcoin mined during the nine months ended September 30, 2026 decreased to 226 from 465, or a 51% decline compared to the nine months ended September 30, 2025.

Cost of Tokens Mined

The following tables present the average cash cost of mining one Zcash or bitcoin for the periods presented (amounts in thousands, unless otherwise indicated):

	Nine Months Ended September 30,
Zcash	2026	2025
Power costs(1)(4)	$3,112	$929
Hosting costs(2)(4)	5,108	5,887
Other direct costs(3)(4)	1,109	299
Total direct costs, excluding miner depreciation(6)	$9,329	$7,115

Quantity of Zcash mined (units)	90,582	185,154
Production value of one Zcash mined(5) ($ in whole dollars)	$445	$42
Cost to mine one Zcash, excluding miner depreciation(6) ($ in whole dollars)	$103	$38
Cost to mine one Zcash, as a % of production value of one Zcash mined, excluding miner depreciation	23%	92%

	Nine Months Ended September 30,
Bitcoin	2026	2025
Power costs(1)(4)	$6,150	$4,794
Hosting costs(2)(4)	9,208	30,799
Other direct costs(3)(4)	746	1,559
Total direct costs, excluding miner depreciation(6)	$16,104	$37,152

Quantity of bitcoin mined (units)	226	465
Production value of one bitcoin mined(5) ($ in whole dollars)	$73,597	$101,095
Cost to mine one bitcoin, excluding miner depreciation(6) ($ in whole dollars)	$71,257	$79,924
Cost to mine one bitcoin, as a % of production value of one Bitcoin mined, excluding miner depreciation	97%	79%

(1)	Consists of electricity costs at our sites that are owned or in which we have operating leases, excluding third-party hosted sites.

(2)	Consists of costs incurred at our third-party hosted sites. Our hosting agreements vary by service provider and may include components of fixed and variable charges including electricity, co-location profit-sharing, and other direct operating costs of the third-party operator.

(3)	Consists of insurance and equipment repairs and maintenance, but excludes depreciation. Financing costs related to the purchase of miners were zero in all periods presented as we did not finance the acquisition of any miners that were in service during the periods presented.

(4)	Our service providers do not distinguish by token type when more than one token type is mined at the same facility. As such, when more than one token is mined at the same facility and the costs are not otherwise specifically identifiable, we applied an allocation methodology of costs between Zcash and bitcoin based on the hashrate and energy mix of the machines used to mine the respective coins.

(5)	Computed as revenue recognized from respective tokens mined divided by the quantity of tokens mined during the same period.

(6)	Although we recognize depreciation and, at times, impairment with respect to our miners, we do not consider depreciation or impairment in determining whether it is economical to operate miners. As a result, we do not consider the sunk costs of past capital investments in our breakeven analysis. If depreciation of our Zcash miner fleet were factored into the above, it would add Zcash-specific depreciation costs of $1,786 and $3,545 (in thousands) for the nine months ended September 30, 2026 and 2025, respectively, bringing the total cost to mine one Zcash to $123 and $58 (in whole dollars) for the nine months ended September 30, 2026 and 2025, respectively. If depreciation of our bitcoin miner fleet were factored into the above, it would add bitcoin-specific depreciation costs of $9,777 and $18,083 (in thousands) for the nine months ended September 30, 2026 and 2025, respectively, bringing the total cost to mine one bitcoin to $114,516 and $118,825 (in whole dollars) for the nine months ended September 30, 2026 and 2025, respectively.

Liquidity Metrics

Management also monitors digital assets held in treasury as an indicator of liquidity and exposure to changes in digital asset market price.

As of September 30, 2026 and 2025

	As of September 30,
Metric	2026	2025	Change
ZEC Held (units)	140	N.M.	N.M.
Fair value of ZEC Held ($ in whole dollars)(1)	$197,869	N.M.	N.M.

(1)	Based on the market price of $1,418 per ZEC (in whole dollars) as of September 30, 2026 using our principal market.

Changes in treasury holdings generally reflect the level of digital assets mined, the timing and amount of digital asset sales, and our treasury management strategy.

Results of Operations

Our results of operations are primarily driven by the following factors:

●	The market prices of the digital assets we mine, including Zcash, bitcoin and other digital assets

●	The quantity of digital assets mined, which is influenced by our deployed hashrate, available mining capacity, and network difficulty

●	Global network hashrate and network difficulty, which impact the amount of digital assets earned per unit of computing power

●	Power costs, availability, and contractual arrangements, which are significant determinants of operating margins

●	Our operational scale, efficiency, fleet utilization, and infrastructure capacity

Mining revenue is primarily a function of the quantity of digital assets mined and the market price of those assets. Accordingly, our operating results are highly sensitive to changes in both digital asset prices and network difficulty.

During the periods presented, we have focused on:

●	Expanding our installed hashrate capacity across our mining operations

●	Developing and securing power capacity to support current and future operations

●	Optimizing our mining fleet and infrastructure to improve utilization and efficiency

The following discussion explains the drivers of changes in our consolidated results of operations, including the impact of the key performance metrics described above.

	Nine Months Ended September 30,
(in thousands, except percentages)	2026	2025	Change ($)	Change (%)
Revenues:
Mining revenues, net (includes related party amounts of $45,750 and $47,012, respectively)	$57,927	$59,886	$(1,959)	-3%
Other revenue	24	3	21	700%
Total revenues	57,951	59,889	(1,938)	-3%
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization)	26,278	46,840	(20,562)	-44%
Depreciation and amortization	14,954	24,264	(9,310)	-38%
General and administrative expenses	13,446	6,394	7,052	110%
Transaction related costs	8,467	-	8,467	N.M.
Loss on disposal of equipment	722	2,177	(1,455)	-67%
Impairment of miners	10,278	-	10,278	N.M.
Change in fair value of digital assets, net	2,504	364	2,140	588%
Total operating expenses	76,649	80,039	(3,390)	-4%
Other (expense) income:
Change in fair value of equity securities	720	-	720	N.M.
Rental income - related party	-	42	(42)	-100%
Interest expense - related party	(511)	-	(511)	N.M.
Total other income	209	42	167	398%
Loss before income taxes	(18,489)	(20,108)	1,619	-8%
Income tax benefit	2,242	4,526	(2,284)	-50%
Net loss	$(16,247)	$(15,582)	$(665)	4%

The following discussion analyzes our results of operations by key financial statement line items.

Revenues

Mining revenues, net

Mining revenues, net totaled $57.9 million and $59.9 million for the nine months ended September 30, 2026 and 2025, respectively. The decrease in mining revenues of $2.0 million was primarily driven by declines in bitcoin and other digital asset mining activities of $30.4 million and $4.2 million, respectively, due to lower hashprices in those networks, partially offset by an increase in Zcash mining revenues of $32.6 million due to improved Zcash economics resulting from hashprice increasing significantly during the nine months ended September 30, 2026, and our strategic shift to focus toward Zcash.

Cost of revenues

Cost of revenues was $26.3 million and $46.8 million for the nine months ended September 30, 2026 and 2025, respectively. The decrease was primarily driven by a reduction in third-party hosting costs of $24.1 million associated with lower active hashrate and fewer machines online, primarily attributable to a decline in bitcoin mining activity, including a 44% decrease in average bitcoin hashrate driven primarily by a 51% reduction in average online machines. In the first quarter of 2026, we made the strategic decision to turn off unprofitable machines at certain higher cost per kWh sites. These reductions were partially offset by a $3.5 million increase in power costs at our owned sites as we implement our vertical integration strategy, primarily resulting from increased Zcash mining activity, which experienced a 5% increase in average Zcash hashrate driven primarily by a 17% increase in average online machines.

Depreciation and amortization

Depreciation and amortization was $15.0 million and $24.3 million for the nine months ended September 30, 2026 and 2025, respectively. The decrease of $9.3 million was primarily related to a reduction in depreciable asset base due to asset disposals and impairments during the current period.

General and administrative expenses

General and administrative expenses were $13.4 million and $6.4 million for the nine months ended September 30, 2026 and 2025, respectively. The increase was primarily related to costs incurred as a result of increased headcount and higher compensation of $4.3 million and related costs associated with our transition to a standalone operating company, including investment in financial, strategy, legal, infrastructure and administrative functions of $2.6 million.

Transaction related costs

Transaction related costs were $8.5 million and zero for the nine months ended September 30, 2026 and 2025, respectively. The increase was due to costs related to the Proposed Transaction, primarily comprised of legal and other advisory costs.

Loss on disposal of equipment

Loss on disposal of equipment was $0.7 million and $2.2 million for the nine months ended September 30, 2026 and 2025. The decrease of $1.5 million was due to a decrease in volume of dispositions of obsolete equipment in the current period as well as a gain of $0.6 million resulting from an in-kind exchange of certain mining equipment with a third party.

Impairment of miners

Impairment of miners was $10.3 million and zero for the nine months ended September 30, 2026 and 2025, respectively. We recorded impairment to bitcoin and other non-Zcash miners during the second quarter of 2026 due to sustained declines in digital asset prices, declines in mining hashprice, and significant decreases in secondary market values for digital asset miners.

Change in fair value of digital assets, net

Change in fair value of digital assets, net totaled a loss of $2.5 million and $0.4 million for the nine months ended September 30, 2026 and 2025, respectively. The increase was primarily driven by changes in the fair value of digital assets during the period, including realized losses in the current period due to ZEC token sales resulting in losses of $2.3 million.

Income tax benefit

Income tax benefit totaled $2.2 million and $4.5 million for the nine months ended September 30, 2026 and 2025, respectively. The effective tax rate for the nine months ended September 30, 2026 and 2025 differed from the statutory federal income tax rate of 21% primarily due to certain nondeductible expenses we incurred during the period ended September 30, 2026.

Non-GAAP Financial Measures

EBITDA & Adjusted EBITDA

We have presented certain financial measures that are not recognized under GAAP. Specifically, we have presented “EBITDA” and “Adjusted EBITDA” (each as further described below). References to “EBITDA” mean earnings before interest, taxes, depreciation and amortization and “Adjusted EBITDA” means EBITDA, adjusted for non-recurring litigation related expenses, non-recurring Proposed Transaction related expenses and non-recurring Spin Transaction related expenses (including advisory, legal, accounting, and regulatory fees), impairment of miners, loss on DCG Credit Facility Zcash proceed sales, loss on disposal of equipment, and change in fair value of equity securities we hold from the August 2026 PIPE Investment. We use non-GAAP measures in our operational and financial decision making and believe that such non-GAAP numbers are more representative of the performance of the business and thus instructive for our strategic planning. Specifically, with respect to Adjusted EBITDA, we believe it is useful to exclude certain items in order to allow for period-over-period comparisons on a more consistent basis and to focus on what we regard to be a more meaningful indicator for evaluating the underlying operating performance of the business. We believe that these non-GAAP financial measures, while not a substitute for GAAP financial measures, provide investors with (i) an improved ability to evaluate our underlying performance and (ii) greater transparency of the key performance metrics used by management with respect to operational and financial decision making. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. The non-GAAP financial measures presented herein are provided as supplemental information to our performance measures calculated in accordance with GAAP and should not be considered in isolation or as a substitute for GAAP. Non-GAAP measures have limitations as an analytical tool. Some of these limitations are: (i) Adjusted EBITDA excludes certain transaction related expenses and non-recurring legal expenses we have incurred, such as litigation costs and one-time accounting charges; (ii) although depreciation, amortization, impairments, and equipment disposal losses are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and the cash requirements for such replacements are not reflected in Adjusted EBITDA; (iii) the omission of the amortization expense associated with our intangible assets further limits the usefulness of Adjusted EBITDA; and (iv) Adjusted EBITDA does not include the payment of taxes, which is a necessary element of our operations. Because of these limitations, such non-GAAP measures should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Management compensates for these limitations by not viewing the non-GAAP measures in isolation and specifically by using other GAAP measures to measure our operating performance. Further, non-GAAP financial measures do not have any standardized meaning prescribed under GAAP and therefore may not be comparable to other issuers. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, our results of operations as determined in accordance with GAAP.

	Nine Months Ended September 30,
(in thousands)	2026	2025
Net loss	$(16,247)	$(15,582)
Add back:
Depreciation and amortization	14,954	24,264
Income tax benefit	(2,242)	(4,526)
Interest expense - related party	511	-
EBITDA	(3,024)	4,156
Non-recurring litigation related expenses	1,200	-
Non-recurring transaction related expenses(1)	8,467	-
Non-recurring spin transaction related expenses(1)	-	586
Impairment of miners	10,278	-
Loss on sale of ZEC received from DCG Credit Facility(2)	146	-
Loss on disposal of equipment	722	2,177
Change in fair value of equity securities(3)	(720)	-
Adjusted EBITDA	$17,069	$6,919

(1)	Non-recurring Proposed Transaction related expenses and non-recurring Spin Transaction related expenses including advisory, legal, accounting, and regulatory fees.

(2)	Represents a loss recognized upon sale of Zcash received in connection with the DCG Credit Facility which we liquidated for cash in order to make a payment to Bitmain for miner deposits.

(3)	Represents change in fair value of shares of HeartSciences Common Stock acquired in the August 2026 PIPE Investment as these shares will not be contributed to Fortitude HoldCo in connection with the Merger Agreement.

Liquidity and Capital Resources

Overview

Our primary sources of liquidity include cash, digital assets, which primarily consists of Zcash, and financing from DCG including pursuant to the DCG Credit Facility discussed below.

As of September 30, 2026, our liquidity position is driven by our operating performance, capital expenditures associated with mining infrastructure, and the volatility of digital asset prices. Based on current operating plans and available resources, we expect to have sufficient liquidity, including cash on hand, digital asset holdings and available financing, as described below, to support ongoing operations for at least the next 12 months. However, we expect to raise capital in the near term, in transactions that may include utilizing HeartSciences’ existing at-the-market program after the Closing, in connection with a potential PIPE investment after the Closing, or in some other transaction after the Closing. In addition, HeartSciences has and may continue to use its existing at-the-market program prior to the Closing.

Our liquidity outlook is subject to risks that would include events that materially diminish our access to capital markets and/or the value of our digital asset production capabilities and holdings, including:

●	Failure to effectively execute our business strategies;

●	Declines in Zcash and/or bitcoin production and/or prices, as well as impacts from halving events, global hashrate and network difficulty levels, which would impact either or both our productivity and thus profits and/or the value of our digital asset holdings;

●	Significant increases in electricity costs if these cost increases were not accompanied by increases in the price of Zcash or bitcoin, as this would also reduce profitability;

●	Deteriorating macroeconomic conditions, including the impacts of inflation, high interest rates, tariffs and trade wars, a prolonged recession, as well as instability in the banking system; and

●	Failure to access financing on terms acceptable to us or at all.

DCG Credit Facility

On June 1, 2026, we entered into a credit and security agreement with DCG (the “DCG Credit Agreement”), which provides for a committed multi-draw term loan facility with an aggregate committed amount of $26.0 million (the “Original DCG Credit Facility”). The Original DCG Credit Facility permits borrowings for a period of up to 18 months from June 1, 2026, after which no additional borrowings may be made, and may only be used to fund the acquisition of certain Zcash miners. Amounts outstanding under the Original DCG Credit Facility mature on June 1, 2028. Borrowings under the Original DCG Credit Facility bear interest at a stated rate of 11.0% per annum, with the ability to satisfy interest through payment-in-kind features under certain conditions. We are also subject to a 0.50% commitment fee on unused portions of the Original DCG Credit Facility. The Original DCG Credit Facility is secured by a first-priority lien on equipment acquired with loan proceeds and related collateral, none of which was delivered or placed in service by June 30, 2026.

In September 2026, we entered into an amendment to the Original DCG Credit Agreement (the “DCG Credit Agreement Amendment No. 1”), which increased the aggregate commitment amount under the Original DCG Credit Facility from $26.0 million to $50.0 million and in October 2026, we entered into DCG Credit Agreement Amendment No. 2 to further increase the aggregate commitment amount from $50.0 million to $70.0 million (such amended Original DCG Credit Facility, the “DCG Credit Facility”). The DCG Credit Agreement Amendment No. 1 provides DCG the option to fund future loans in ZEC rather than cash, with such ZEC loans to be denominated and repayable in U.S. dollars (valued at the time of transfer pursuant to the terms of the DCG Credit Agreement Amendment No. 1). On September 28, 2026, we drew $8.4 million in additional loans under the DCG Credit Facility, which DCG funded in ZEC and which we liquidated for cash in order to make our final payment to Bitmain for the order of 9,000 Antminer Z15 Pro units. As of September 30, 2026, we had $27.6 million of borrowings outstanding under the DCG Credit Facility, inclusive of paid-in-kind interest. On October 7, 2026, we drew $20 million in additional loans under the DCG Credit Facility which DCG funded in ZEC and which we liquidated for cash in order to make our deposit payment to Bitmain owed under the Bitmain LOI. We currently expect the remaining commitment to be funded in ZEC. We intend to liquidate all ZEC received from DCG under the DCG Credit Facility through one or more market transactions. The DCG Credit Facility is secured by a first-priority lien on certain equipment acquired or to be acquired with loan proceeds, our rights under the Bitmain LOI and any definitive purchase agreement entered into pursuant thereto and if elected by DCG, real property which is acquired, developed or improved after the effective date of the DCG Credit Agreement Amendment No. 1, in each case, together with related collateral. The DCG Credit Agreement Amendment No. 2 permits us to use loan proceeds to pay the deposit and subsequent payments to Bitmain under the Bitmain LOI and any such definitive purchase agreement for Bitmain’s next-generation Zcash miners, as further described below. Except as amended by the DCG Credit Agreement Amendment No. 1 and the DCG Credit Agreement Amendment No. 2, the terms of the Original DCG Credit Facility remain in effect. As of the date of the Form 8-K, $47.3 million of loans have been funded under the DCG Credit Facility, with $22.7 million of the aggregate commitment amount remaining.

In May 2026, we executed purchase agreements with Bitmain for 9,000 Antminer Z15 Pro units, purpose-built Equihash ASICs (Application-Specific Integrated Circuits). The units are expected to be deployed immediately upon receipt. These units were purchased with borrowings from the DCG Credit Facility and cash on the balance sheet and upon delivery these units will be subject to a first-priority lien pursuant to the terms of the DCG Credit Facility. Furthermore, in September 2026, we executed the Bitmain LOI providing Fortitude with a priority supply allocation for Bitmain’s next-generation Zcash miners, which has not yet been commercially released, by way of an indicative, non-binding commitment to purchase up to $100 million of such equipment. The Bitmain LOI required the payment of a refundable deposit equal to 20% of the commitment amount, or $20 million, which we paid with borrowings from the DCG Credit Facility in October 2026. Upon delivery, any equipment acquired with these borrowings is expected to be subject to a first-priority lien pursuant to the terms of the DCG Credit Facility. No other material liens exist on our other miners. The DCG Credit Facility must be repaid in full (together with all accrued and unpaid interest) when it matures on June 1, 2028 and permits voluntary prepayments at any time without penalty. The DCG Credit Facility also includes mandatory prepayment provisions in the event of equity issuances, asset sales, and certain liquidity events, as well as certain customary restrictive covenants and other terms.

Cash Flows

The following table summarizes our cash flows for the nine months ended September 30, 2026 and 2025:

	Nine Months Ended September 30,
(in thousands)	2026	2025
Cash flows provided by operating activities	$9,473	$6,525
Cash flows used in investing activities	(23,801)	(8,258)
Cash flows provided by financing activities	18,894	200

Operating Activities

Net cash provided by operating activities was $9.5 million for the nine months ended September 30, 2026 primarily driven by non-cash adjustments to net loss and changes in working capital. Non-cash adjustments include add-backs to net loss for depreciation and amortization of $15.0 million, impairment of miners of $10.3 million, change in fair value of digital assets of $2.5 million, and a loss on disposal of equipment of $0.7 million, offset by non-cash mining revenue activity of $57.6 million, which are recorded as non-cash activity at the time of mining. Cash inflows were further supported by proceeds from the sale of digital assets sold nearly immediately after receipt of $48.3 million. Additional non-cash add-backs to net loss included non-cash interest expense of $0.5 million and digital assets paid for services of $0.6 million, offset by change in fair value of equity securities of $0.7 million and deferred income taxes of $4.3 million. Changes in operating assets and liabilities of $10.5 million also contributed positively to operating cash flows.

Net cash provided by operating activities was $6.5 million for the nine months ended September 30, 2025 primarily driven by proceeds from the sale of digital assets sold nearly immediately after receipt of $55.9 million, partially offset by significant non-cash items including depreciation and amortization of $24.3 million and other non-cash expenses of $6.0 million. These inflows were partially offset by mining revenues of $59.9 million, which are recognized as non-cash at the time of mining, deferred income taxes of $3.3 million, and change in operating assets and liabilities of $0.9 million negatively contributing to operating cash flows.

Overall, the increase in operating cash flows period over period was attributable to the various factors described above.

Investing Activities

Net cash used in investing activities was $23.8 million for the nine months ended September 30, 2026 reflecting deposits on property and equipment of $23.1 million, purchase of HeartSciences equity securities of $1.0 million in the August 2026 PIPE Investment, cash payments for the Prosser acquisition of $4.9 million, and purchases of property and equipment of $4.5 million, reflecting continued investment in mining infrastructure, offset by $9.4 million of proceeds from the sale of digital assets not sold nearly immediately after receipt and proceeds from the disposal of equipment of $0.2 million.

Net cash used in investing activities was $8.3 million for the nine months ended September 30, 2025 driven by purchases of property and equipment of $8.5 million, offset by proceeds from disposal of equipment of $0.2 million.

The increase in cash used in investing activities year over year primarily reflects increased deposits and cash outflows related to ongoing infrastructure investments.

Financing Activities

Net cash provided by financing activities was $18.9 million for the nine months ended September 30, 2026, consisting of proceeds from the DCG Credit Facility. Net cash provided by financing activities was $0.2 million for the nine months ended September 30, 2025 and consisted of capital contributions from DCG.

Contractual Obligations

Future commitments to acquire PP&E

In May 2026, we entered into equipment purchase agreements with Bitmain to support our ongoing infrastructure expansion and hashrate growth initiatives. The aggregate remaining contractual commitment under these agreements was $8.4 million as of September 30, 2026, which we satisfied in October 2026. Our purchase commitments under these agreements are generally non-cancellable and payments are non-refundable, subject to limited exceptions, including in certain circumstances where the supplier fails to meet specified delivery requirements. Outside of these provisions, we do not expect to have the ability to cancel these commitments or recover amounts paid.

In September 2026, we executed the Bitmain LOI providing us with a priority supply allocation for Bitmain’s next-generation Zcash miners, by way of an indicative, non-binding commitment to purchase up to $100 million of such miners. The Bitmain LOI required the payment of a refundable deposit equal to 20% of the commitment amount, or $20.0 million, which we paid with borrowings from the DCG Credit Facility in October 2026.

These commitments are intended to support our planned increase in mining capacity. We expect to fund these commitments through a combination of cash on hand, cash generated from operations, and borrowings available under the DCG Credit Facility.

Leases

We have operating lease obligations related to building and mining site operational space. We expect to make payments of $0.1 million related to operating leases for the remainder of 2026 and $3.0 million related to operating leases thereafter. Refer to Note 15 to our condensed consolidated financial statements as of and for the period ended September 30, 2026 included as Exhibit 99.2 to the Form 8-K to which this Management’s Discussion and Analysis is also an exhibit for further information.

Digital Asset Holdings and Capital Allocation Strategy

Digital assets are included as part of our overall liquidity position. As of September 30, 2026, our ZEC Held balances decreased to 140 tokens with a fair value of $0.2 million. This decrease reflects our decision to increase liquidations as we focus on recent capital expenditures in new Zcash machines.

Our current liquidity strategy includes monetizing or selling Zcash, including Zcash that may be contributed or loaned by DCG, for U.S. dollars to fund operations, capital expenditures and other corporate purposes in the short term, subject to market conditions and our capital allocation priorities.

Critical Accounting Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which we have prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported expenses during the reporting periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements appearing in the Definitive Proxy Statement, we believe that the following accounting policy is the most critical for understanding the most significant estimates made in our presented financial condition and results of operations.

Long-Lived Assets

Long-lived assets, including property and equipment, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets. Factors that we consider in deciding when to perform impairment review include significant changes in our forecasted projections for the asset or asset group for reasons including, but not limited to, significant changes, or planned changes in our use of the assets and significant negative industry or economic trends. The undiscounted cash flow assumption includes critical accounting estimates including the price of Zcash and bitcoin and the network hashrate. If impairment is indicated, the asset is written down by the amount by which the carrying value of the asset exceeds the related fair value of the asset. The determination of fair value of the affected asset groups may include use of a market approach based on manufacturer and secondary market pricing sources, and comparable market transactions, as available.

Known Trends and Uncertainties

Our future performance may be materially impacted by the following trends and uncertainties, which are reasonably likely to have a material impact on our financial condition and results of operations:

●	Transitioning to a vertical integration strategy involving owning and operating our own data center infrastructure makes our cost structure more variable and may introduce additional operational complexity and exposure to events outside of our control, including those related to natural disasters and certain other environmental conditions

●	Volatility in digital asset prices, including Zcash and bitcoin, which directly impacts mining revenue and profitability

●	Changes in global network hashrate and network difficulty, which affect the amount of digital assets earned per unit of computing power and may reduce mining yields over time

●	Protocol-level changes, including reductions in block rewards and other changes to underlying blockchain networks, which may decrease the quantity of digital assets that can be mined

●	Availability, cost and structure of electricity, including fluctuations in energy prices, changes in contractual arrangements, hosting arrangement, and potential limitations on power availability, all of which significantly impact operating costs and margins

●	Regulatory developments related to digital assets, including evolving laws, regulations and enforcement actions in the United States and internationally, which may affect our operations, access to markets, and the broader adoption of digital assets

●	Capital market conditions, including access to external financing, cost of capital, and investor demand for digital asset-related businesses, which may impact our ability to fund operations and growth initiatives

●	Technological changes and risk of property, plant and equipment obsolescence, including rapid advancements in mining hardware and infrastructure, which may reduce the economic useful life or efficiency of our existing equipment

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Recently Issued Accounting Pronouncements

We have reviewed all recently issued standards and have determined that, other than as disclosed in Note 2 to our condensed consolidated financial statements as of and for the period ended September 30, 2026 included as Exhibit 99.2 to the Form 8-K to which this Management’s Discussion and Analysis is also an exhibit, such standards will not have a material impact on our financial statements or do not otherwise apply to our operations.